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                                                                    EXHIBIT 10.2


                             CO-PROMOTION AGREEMENT



THIS CO-PROMOTION AGREEMENT is effective as of April 1, 1999 by and between Connetics Corporation ("Connetics") and MGI Pharma, Inc. ("MGI").

                               B A C K G R O U N D

        A. Connetics has marketing rights in the United States to a pharmaceutical product known as Luxiq(TM).

        B. MGI has experience and expertise in the marketing of products to rheumatologists and internal medicine practitioners.

        C. MGI has a professional sales force that calls on physicians and other health care professionals in order to promote MGI products.

        D. Connetics desires to enhance its marketing of Luxiq(TM) in the United States by enlisting the support and participation of MGI and the MGI Sales Force (as defined below) in the marketing effort.

NOW, THEREFORE, in consideration of the Background and the mutual promises contained in this Agreement, Connetics and MGI agree as follows:


                                A G R E E M E N T


                                    ARTICLE 1
                                   DEFINITIONS

        "AFFILIATE" means in respect of either party any corporation or business entity controlled by, controlling, or under common control with Connetics or MGI, respectively. For this purpose "control" means the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least fifty percent (50%) interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

        "BEST EFFORTS" means those efforts that would be made by a reasonably prudent business person acting in good faith in the exercise of reasonable commercial judgment.

        "CALL" means a presentation of the Product by a professional sales representative to a physician or other health care professional or organization licensed to administer, dispense or prescribe prescription drugs during a visit which is for the purpose of actively promoting the sale of the Product.

        "COORDINATOR" means the person appointed by each of Connetics and MGI in accordance with SECTION 3.1.


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        "COST OF GOODS" shall mean shall mean the cost of Product manufactured in final form by or on behalf of Connetics, including without limitation, all direct and indirect costs for material, labor and production overhead included in manufacturing, producing and supplying Product in the Territory, royalties paid to third parties, distribution costs, and freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales turnover or delivery of such Product and actually paid and allowed by Connetics, all calculated in accordance with U.S. generally accepted accounting principles.

        "DERMATOLOGIST" shall mean all physicians specializing in dermatology as defined by mutually acceptable criteria and reported by a mutually acceptable reporting service.

        "EFFECTIVE DATE" means the date first written above.

        "FDA" means the United States Food and Drug Administration.

        "GOOD CAUSE" means (a) the material failure of the other party to comply with its material obligations contained in this Agreement. Material obligations include, without limitation, the failure of MGI to provide the full level of detailing and promotional support required by ARTICLES 2 AND 4, or the failure of Connetics to make the payments required by SECTION 5.1, (b) the filing of a petition by or against the other party under any bankruptcy, insolvency or similar law (which petition is not dismissed within sixty (60) days after filing); the appointment of a receiver for the other party's business or property; or the other party's making of a general assignment for the benefit of its creditors, or (c) any force majeure event as defined in SECTION 11.6 affecting the other party beyond the other party's control that lasts for a period of at least six (6) months and which is of sufficient intensity to interrupt or prevent the carrying out of the totality of such other party's material obligations under this Agreement during such period.

        "GROSS MARGIN" means Net Sales less Cost of Goods.

        "INTERNAL MEDICINE PHYSICIANS" shall mean all physicians specializing in internal medicine as defined by mutually acceptable criteria and reported by a mutually acceptable reporting service.

        "JOINT MARKETING TEAM" means the committee appointed pursuant to SECTION
3.2 of this Agreement.

        "LAUNCH STOCKING" means the Net Sales of Product sold by Connetics under its Launch Stocking Incentive Program.

        "LAUNCH STOCKING INCENTIVE PROGRAM" means Connetics' offer to wholesalers of special purchase terms on all Product ordered on or before April 30, 1999.

        "LUXIQ PRESCRIPTIONS" shall mean prescriptions for the Product as determined using data from an agreed upon service provider.

        "MARKETING EXPENSES" shall mean all out-of-pocket expenses in connection with the Product that are approved by the Joint Marketing Team and are (i) incurred by Connetics for marketing and promotional materials and activities produced by Connetics, or (ii) incurred by MGI


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for marketing and promotional materials and activities produced by MGI, except as set forth in SECTION 4.1.

        "MGI PHYSICIANS" means rheumatologists and internal medicine practitioners with a rheumatology sub-specialty as defined by mutually acceptable criteria and reported by a mutually acceptable reporting service.

        "NDA" means Connetics' new drug application number 20-934 submitted to the FDA on December 16, 1997 (a summary of which has been provided to MGI).

        "NET SALES" shall mean the gross amounts invoiced by Connetics for Product in the Territory in accordance with U.S. generally accepted accounting principles (except Launch Stocking), less the following amounts directly chargeable to such Products: (a) customary trade, quantity or cash discounts and rebates, actually allowed and taken; (b) allowances for estimated returns, rebates and chargebacks; (c) uncollectible amounts; and (d) recalls.

        "PRODUCT" means the betamethasone valerate foam product, trade name Luxiq (TM), as described in the product specifications of the NDA as it may be amended from time to time including any improvements thereto.

        "PRODUCT CONTRIBUTION" means the amount calculated, on a quarterly basis, by application of the following formula: [*].

        "PRODUCT INFORMATION" means the dossier, regulatory status and information, data and results of clinical and other trials and investigations relating to the Product, including the NDA and right of cross-reference to the NDA, together with all other information relating to the specification of the Product and information relating to the manufacture (including method, conditions, and process equipment), testing (including quality control standards, assay methods and stability studies), storage and use of the Product now or hereafter during the term of this Agreement in the possession or under the control of Connetics.

        "PROMOTION PLAN" means a plan developed by the Joint Marketing Team for the detailing and promotion of the Product in the Territory, and shall include promotional strategies, detailing plans, pricing and budgets for promotional activities (including the development of materials for the detailing and promotion of the Product) for each discrete detailing period in which MGI participates during the Term of this Agreement.

        "PROPRIETARY INFORMATION" means any information of value of either party, not generally known to the public, including (but not limited to):

        (a) the Product Information; the development status of the Product; Product indications and modes of administration; technical information, such as clinical, biological, manufacturing, pharmaceutical and characterizing data; and know-how;


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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        (b)     business information, such as reports; records; customer lists;
                supplier lists; marketing and sales plans; financial information; costs; and pricing information; and

        (c) pharmacoeconomic analyses, if any, conducted by Connetics with respect to the Product.

        "REPRESENTATIVES" means sales representatives employed by MGI for detailing the Product in the Territory as permitted hereunder.

        "SALES FORCE" means all of the Representatives employed by Connetics or MGI, as the case may be.

        "TERRITORY" means the United States of America, including its territories and possessions.

        "YEAR" means the period beginning with a given anniversary of the Effective Date and ending at the end of the day before the next anniversary of that date.


                                    ARTICLE 2
                             GRANTS AND OBLIGATIONS

        SECTION 2.1. GRANT TO MGI. Connetics hereby grants to MGI, during the Term of this Agreement, the (i) exclusive right to detail and promote the Product in the Territory to MGI Physicians, and (ii) the non-exclusive right to detail and promote the Product in the Territory to Internal Medicine Physicians other than MGI Physicians. During the Term of this Agreement, neither Connetics nor an Affiliate of Connetics will authorize, or grant the right to, any third party the rights to co-detail, co-promote, or co-market the Product to MGI Physicians in the Territory as are granted to MGI hereunder, without MGI's prior written consent which may be granted in MGI's sole discretion.

        SECTION 2.2. MGI'S OBLIGATIONS. Subject to the provisions of and during the Term of this Agreement, MGI shall use its Best Efforts to detail and promote the Product in the Territory to MGI Physicians according to the Promotion Plan and in such manner and with such expedition as MGI itself would have adopted in detailing and promoting a product of its (or any of its Affiliates) own invention, including but not limited to the use of its trained and qualified Sales Force to make Calls on physicians and other persons and organizations licensed to administer, dispense and prescribe prescription drugs with respect to the Product. Subject to the obligations set forth in SECTION 2.3 and ARTICLE 4, and in particular SECTION 4.3, nothing in this Agreement is intended to prevent MGI from marketing and/or promoting other products during the term of this Agreement or thereafter.

        SECTION 2.3. COMPETITION. During the term of this Agreement, MGI will not promote any other topical corticosteroid products that competes with the Product to MGI Physicians. Nothing in this Agreement shall restrict Connetics from engaging in commercial alliances for Product with other parties for sales promotion to physicians other than MGI Physicians.


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                                    ARTICLE 3
                                   GOVERNANCE

        SECTION 3.1. COORDINATOR. Connetics and MGI shall each appoint an authorized and knowledgeable representative ("Coordinator") to direct communications. Each party will promptly notify the other as to the name of the individual so appointed. Each party may replace its Coordinator at any time, upon prompt written notice to the other party.

        SECTION 3.2. JOINT MARKETING TEAM. Within thirty (30) days following the Effective Date, the Coordinators shall establish a "Joint Marketing Team" consisting of representatives of Connetics and representatives of MGI appointed by the respective Chief Executive Officers of each party. The Joint Marketing Team will be directed by Connetics' Coordinator and will meet from time to time, at mutually agreeable times and locations but in any event at least two (2) times in each calendar year, to discuss and coordinate the joint promotion and detailing of the Product in the Territory and the strategies and programs that should be developed to maximize sales of the Product. By way of example, the Joint Marketing Team shall develop and implement the Promotion Plan, and guide all continuing joint promotion and detailing efforts with respect to the Product in the Territory. Connetics will have the final responsibility, with the cooperation and assistance of MGI, for developing promotion and detailing strategies with respect to the Product, and for developing promotional and detailing materials. Each party shall bear its own costs associated with its participation in the Joint Marketing Team.

        SECTION 3.3. PROMOTION PLAN. From time to time, but in no event less than once a year, the Joint Marketing Team shall develop and formulate a written Promotion Plan for specified periods, which shall set forth promotion and detailing strategies relating to the Product.

        SECTION 3.4. RECOMMENDATIONS. Each party shall have the right to comment upon and make recommendations to the other party regarding the other party's activities under this Agreement, which recommendations the other party shall thoroughly evaluate and consider, taking into account the other party's expertise and experience with pharmaceutical products in the Territory.

        SECTION 3.5. DECISIONS. It is expressly understood and agreed that the Joint Marketing Team shall be led by a Connetics' representative with MGI's participation. In the event of a disagreement among the members of the Joint Marketing Team, the matter shall promptly be referred to the Senior Vice President, Commercial Operations of Connetics and the Vice President, Marketing and Sales of MGI for resolution; if the matter is still not resolved, it shall promptly be referred to the Presidents of Connetics and MGI for resolution. If the two Presidents cannot reach agreement, in light of the fact that Connetics owns the Product and the regulatory approvals relating to the Product, Connetics shall have the right to resolve any such disagreement, including without limitation any disagreement regarding the following subjects:

        (a) promotional material that Connetics considers, in its reasonable judgment, inconsistent with the labeling of the Product or with a regulatory submission pertaining to the Product;

        (b) promotional material and other promotional activities that Connetics regards, in its reasonable judgments, as adversely affecting Connetics' promotion and/or marketing


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                of the Product in other countries;

        (c) communications with the FDA concerning the Product, including but not limited to the reporting of adverse events associated with use of the Product;

        (d)     any decisions regarding programs and financial expenditures; and

        (e)     any proposed recall of the Product.

        SECTION 3.6. PRICING. Connetics will establish the initial ex-factory prices for the Product. Connetics shall at its sole discretion establish all future ex-factory prices for the Product. Connetics may offer and sell the Product at prices below the established or published ex-factory prices to wholesalers whenever Connetics considers that such pricing is necessary to obtain the business of certain customers.


                                    ARTICLE 4
                                PRODUCT PROMOTION

        SECTION 4.1. JOINT PROMOTION. Subject to Connetics' leadership of the Joint Marketing Team, MGI shall have the obligations set forth in SECTION 2.2 for detailing and promoting the Product in the Territory. Except as otherwise determined by the Joint Marketing Team, MGI shall bear all costs and expense related directly to the MGI Sales Force (e.g., salaries, incentive compensation, bonuses, benefits, cars, travel and entertainment expenses, etc.) and associated MGI personnel for all purposes, including attending training sessions related to the Product; the cost of any conference facilities etc. reserved in connection with the training of MGI's Sales Force if that training is not held in conjunction with Connetics Sales Force Training; personnel costs of MGI's continuing medical education ("CME") staff; MGI's personnel and travel costs associated with meetings and conventions; and any promotional materials that MGI prepares. Connetics shall supply to MGI, at Connetics' cost, tradepacks, placebos and other materials which may be deemed part of the Marketing Expenses. The Joint Marketing Team will determine the scope and nature of the Marketing Expenses.

        SECTION 4.2. PROMOTIONAL ACTIVITIES. The Joint Marketing Team shall advise Connetics regarding promotional activities with respect to the Product, which may include, without limitation, the following: journal advertising, direct mail to physicians and pharmacies, advertising agency fees, promotional literature, Sales Force detailing aids, creative and advertising preparation, CME speaker programs (subject to SECTION 4.1), exhibits, symposia, audio- and videocassettes, clinical evaluation programs as agreed upon by the Joint Marketing Team, and marketing support trials (limited to comparative clinical studies against competitive products intended for differentiation of the Product during detailing and promotion).

        SECTION 4.3. CALL REQUIREMENT. MGI shall detail and promote the Product at its discretion using the MGI Sales Force in the Territory pursuant to a plan approved by the Joint Marketing Team.

        SECTION 4.4. MANAGEMENT OF SALES FORCES. The MGI Sales Force shall be directed by the senior management of MGI, subject to the Promotion Plan developed by the Joint Marketing


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Team. Connetics shall not have any responsibility for the hiring, firing or compensation of the MGI's employees or for any employee costs or benefits associated therewith.

        SECTION 4.5. PROMOTION ACTIVITY REPORTING.

        (a)     MGI shall provide Connetics with a detailed report within thirty
                (30) days after the end of each fiscal quarter during the Term of this Agreement, describing the specific detailing and promotion activities undertaken by its Sales Force during such fiscal quarter. MGI warrants and represents that it will maintain records of Calls made by its Sales Force and that the records will accurately represent the number of Calls made.

        (b) Connetics shall be entitled to audit the source data and documents that MGI used to compile such reports during normal business hours and at Connetics' expense. Accordingly, during the term of this Agreement and for three (3) years after such records are reported to Connetics pursuant to SECTION 4.5(a), MGI shall maintain such records in sufficient detail to permit Connetics to determine the specific detailing and promotion activities undertaken by its Sales Force during such term, and the amount allocated to Marketing Expenses under this Agreement. Connetics shall have the right to nominate an independent firm reasonably acceptable to the MGI to verify records of MGI and the calculation of the specific detailing and promotion activities undertaken by its Sales Force under SECTION 4.5(a) of this Agreement during the time period MGI is required to maintain such records hereunder. Such verification shall be conducted during normal business hours, and Connetics shall bear the fees and expenses of the accountants performing such verification. The accountants appointed pursuant to this Section shall not be authorized to disclose to Connetics any information other than the accuracy or inaccuracy of the item(s) to be verified.

        SECTION 4.6. PROMOTIONAL MATERIALS. Connetics shall create and develop promotional materials relating to the Product for distribution to independent third parties. The Joint Marketing Team will establish the copy platform for all promotional materials and will agree on tactical programs. Subject to the restrictions on trademark usage set forth in ARTICLE 8, MGI may create and develop promotional materials related to the Product using, and based on, materials created by or for Connetics; provided, however, MGI will not, publish or distribute any such promotional material (or other material) with respect to the Product that the Joint Marketing Team has not approved. The Joint Marketing Team will determine whether the expenses incurred by MGI in creating such promotional materials shall be included in Marketing Expenses.

        SECTION 4.7. EXCHANGE OF INFORMATION. During the Term of and subject to any other provision of this Agreement, each party will provide the other with any information or summaries of information relevant to the promotion of the Product (including but not limited to market research data, information concerning competitive products, physician communications, and the like) within a reasonable time after such information becomes known to the party. Such information shall be considered confidential or proprietary and therefore subject to SECTION 11.1.

        SECTION 4.8. TRAINING MATERIALS. Connetics shall train the MGI Sales Force as required to detail and promote the Product in the Territory according to the terms of this Agreement through existing in-house staff and field clinical liaisons, including a training program commencing on April 11, 1999 in Minneapolis, Minnesota, or at such other time and place to be agreed by the parties.


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        Except as otherwise provided herein, each party shall bear the expenses associated with training its Sales Force. Connetics shall provide MGI with initial Product training materials, as well as any Product training materials developed subsequent to the initial Product training materials, which MGI shall reproduce and distribute to its Sales Force at MGI's own expense. The Joint Marketing Team shall develop programs to monitor, test and otherwise ensure that the Connetics and MGI Sales Forces are sufficiently knowledgeable about the Product and other information contained in Connetics' training materials.

        SECTION 4.9. SAMPLING.

        (a) In developing the Promotion Plan to achieve the objectives of this Agreement, the Joint Marketing Team will consider whether and to what extent it is necessary to distribute the Product to health care personnel and the trade as trade packs or samples (e.g., starter or trial kits). If the Joint Marketing Team determines that sales of the Product would be enhanced by distributing such samples, Connetics shall provide to MGI a percentage of available samples of the Product, to be distributed by the MGI Sales Force, in accordance with the Promotion Plan.

        (b) MGI shall keep records as required by the FDA or any other governmental authority with regard to all samples distributed by its Sales Force.


                                    ARTICLE 5
                                  CONSIDERATION

        SECTION 5.1. CONSIDERATION TO MGI. Connetics shall book all sales of Product in the Territory and, for so long as MGI is conducting detailing and promotion activities pursuant to and in accordance with this Agreement, shall pay to MGI [*] percent [*] of the Product Contribution, calculated on a quarterly basis.

        SECTION 5.2. PAYMENT TERMS.

        (a) Within forty-five (45) days after the close of each fiscal quarter during the Term of this Agreement (or, if later, fifteen
                (15) days after Connetics receives the report from the reporting service for that quarter) Connetics shall submit to MGI an accounting of the Product Contribution in the Territory, including an itemization of all elements of Product Contribution for such fiscal quarter and calculating the compensation due MGI for such fiscal Quarter under SECTION 5.1. At the time of submitting each accounting, Connetics shall submit to MGI all payments due thereunder net of any credits of amounts owed by MGI to Connetics.

        (b) Within thirty (30) days of December 31, 1999, Connetics shall pay to MGI a one time adjustment for Launch Stocking which payment shall be the amount calculated according to the following formula: [*].


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        SECTION 5.3. AUDIT RIGHTS. During the term of this Agreement and for three (3) years thereafter Connetics shall keep full and accurate financial and accounting records in accordance with U.S. generally accepted accounting principles and shall maintain such records in sufficient detail to permit calculation of Net Sales, Cost of Goods and Product Contribution. MGI shall have the right to nominate an independent firm of certified public accountants reasonably acceptable to the Connetics to verify the records of Connetics and the calculation of the payment due under SECTION 5.1 of this Agreement. Such verification shall be conducted during normal business hours, and MGI shall bear the fees and expenses of the accountants performing such verification. The accountants appointed pursuant to this Section shall not be authorized to disclose to MGI any information other than the accuracy or inaccuracy of the item(s) to be verified. If the audit reveals that Connetics has over-reported for the period of the audit, MGI shall immediately remit to Connetics any refund due and interest calculated from the payment date on such overpayment at the then-current prime rate. If the audit reveals that Connetics has under-reported for the period of the audit, Connetics shall immediately remit to MGI any balance owing and interest calculated from the date on such overdue amount at the then-current prime rate. In addition, if the audit reveals that Connetics under-reported and underpaid by more than 10%, Connetics shall be responsible for paying the accountants' fees in connection with the audit.


                                    ARTICLE 6
                         MANUFACTURING AND DISTRIBUTION

        SECTION 6.1. SUPPLY OF PRODUCT. Connetics shall have the sole responsibility, financially and otherwise, for manufacturing the Product, either directly or through one or more contractors (including Affiliates of Connetics), receiving and processing orders, distributing the Product to customers, and handling Product inventory and receivables. Connetics shall bear all costs of such activities, including without limitation all third party royalties (including all payments due to Soltec Research Pty, Ltd.) and cost of goods. Connetics shall use its best efforts to insure, but cannot guarantee, that sufficient stock of the Product will be available in its inventory to promptly fill orders from the trade based on reasonable, non-binding forecasts to be provided by the Joint Marketing Team at the beginning of each fiscal quarter during the Term of this Agreement for that fiscal quarter and the following three (3) fiscal quarters.

        SECTION 6.2. MONTHLY REPORTING. In order to aid the Joint Marketing Team to provide the forecast to be provided under SECTION 6.1, Connetics within thirty (30) days after the end of a given calendar month (or within a reasonable time after it becomes available) will provide the Coordinators with a written report for that calendar month. This report will set forth, if available, the quantity and dollar amounts of all elements of Product Contribution for the given month, including any deductions taken and corresponding comparisons for the previous year.

        SECTION 6.3. ORDERS. If, for any reason, MGI receives orders for the Product, MGI shall forward such orders to Connetics as soon as practicable.

        SECTION 6.4. FAILURE TO SUPPLY PRODUCT. MGI understands and acknowledges that only one (1) contractor (a party not an Affiliate of Connetics) is currently approved by the FDA to manufacture the Product. If Connetics is at any time unable to supply the Product to be sold by Connetics under this Agreement, which failure may be due to the failure of a contract manufacturer to meet its obligations to supply Product to Connetics, such failure will be treated as a force majeure condition under SECTION 11.6 and MGI's obligations hereunder to promote and detail the Product shall be suspended for the period of such inability to supply. In the event that Connetics is unable to cure such inability to supply within a period of six (6) months, MGI may immediately terminate this Agreement for Good Cause, and Connetics shall reimburse MGI for all Marketing Expenses incurred by MGI through the date of termination of this Agreement.


                                    ARTICLE 7
                     REGULATORY AFFAIRS AND MEDICAL INQUIRY

        SECTION 7.1. FDA APPROVAL. Connetics will maintain ownership of the NDA and file any supplements to it. Connetics shall file, own and maintain in its name any and all regulatory and formulary submissions pertaining to the Product and any and all regulatory and formulary approvals that may be issued with respect to the Product.

        SECTION 7.2. COMPLAINT HANDLING. Connetics shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions as may be necessary, in accordance with accepted business practices and legal requirements, to obtain and maintain the authorization and/or ability to market the Product in the Territory, including without limitation the following:

        (a) responding to customer and medical complaints relating to the quality, strength or purity of the Product, and MGI agrees that it shall promptly refer any such complaints that it receives to Connetics;

        (b) handling all returns of the Product (if the Product is returned to MGI it shall be shipped to Connetics at a location to be provided by Connetics, with any reasonable or authorized shipping or other documented out-of-pocket costs to be paid by Connetics), and MGI and Connetics shall each advise their customers generally that they should make returns to Connetics; and

        (c) handling all recalls of the Product (at Connetics' request, MGI will assist Connetics in receiving the recalled Product, and any documented out-of-pocket costs incurred by MGI with respect to participating in such recall shall be reimbursed by Connetics).

        SECTION 7.3. ADVERSE EVENT REPORTING REQUIREMENTS. Connetics shall be solely responsible for submitting Adverse Event Reports to the FDA, except to the extent (if at all) that MGI may be required by law to make such reports itself. During the Term of this Agreement, MGI shall promptly forward to Connetics at the address set forth in SECTION 11.3 any reports MGI receives of adverse events (distinguished as serious and non-serious by FDA regulations), concerning side effects, injury, toxicity or sensitivity reaction including unexpected increased incidence and severity associated with commercial or clinical uses, studies, investigations or test with the Product (animal or human), throughout the world, whether or not determined to be attributable to the Product. For purposes of this SECTION 7.3, "promptly" means as soon as practicable, but in no event later than (a) five business days for serious adverse events after receipt of complete information regarding such events, or (b) thirty calendar days for non-serious adverse events after receipt of complete information regarding such events. Connetics shall transmit adverse event reports to MGI on a periodic basis, but no less often than once every six (6) months; provided, however, that Connetics shall promptly notify MGI of any adverse event report requiring the cessation or substantial alteration of detailing activities by the MGI Sales Force. MGI shall hold all such communications in the strictest confidence and subject to the terms of SECTION 11.1 of this Agreement.

        SECTION 7.4. COMMUNICATIONS WITH GOVERNMENT AGENCIES. Connetics shall have the sole right and responsibility and shall bear all costs related to communications with any government agencies to satisfy their requirements regarding the authorization and/or continued authorization to market the Product in commercial quantities in the Territory. MGI shall promptly notify Connetics of any inquiry or other communication that it receives from the FDA concerning the Product. Connetics shall be primarily responsible for all communications with the FDA (and state equivalent agencies) concerning the Product, including but not limited to reporting adverse events and responding to any inquiries concerning advertising, detailing or promotional materials. MGI, however, shall be able to communicate with the any such governmental agency regarding the Product if:

        (a) such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; or

        (b) MGI, if practical, made a request of such agency to communicate with Connetics instead, and such agency refused such request; provided, however, that before making any communication under this SECTION 7.4, MGI shall, if practical, give Connetics notice as soon as possible of MGI's intention to make such communications, and Connetics shall, if practical, be permitted to accompany MGI, take part in any such communications and receive copies of all such communications.

        SECTION 7.5. MEDICAL INQUIRIES. MGI shall refer to Connetics all medical questions or inquiries relating to the Product directed to MGI or MGI's Sales Force, except that Adverse Event Reports shall be handled as set forth in
SECTION 7.3. MGI's medical inquiry personnel shall instruct individuals who contact MGI or its Sales Force to direct medical inquiries directly to Connetics.

        SECTION 7.6. POST-MARKET STUDIES. Connetics shall be responsible for, and bear the cost of, conducting any clinical study required by the FDA to maintain the NDA for the Product or establish any new indication or dosage form of the Product. MGI shall not conduct any clinical study nor incur any expenses in anticipation of conducting any such study. The cost of any such study conducted by Connetics shall not be considered Marketing Expenses, or advertising, detailing or promotional expenses for purposes of this Agreement. Conversely, the cost of clinical evaluation programs and marketing support trials meeting the requirement of SECTION 4.2 shall be considered Marketing Expenses for purposes of this Agreement.

                                    ARTICLE 8
                              INTELLECTUAL PROPERTY

        SECTION 8.1. TRADEMARK LICENSE. Connetics hereby grants to MGI a non-exclusive, royalty-free license to use the following trademarks for the advertising, promotion, marketing, distribution and sale of Product in the
Territory:

                                 Connetics name

                                    Luxiq(TM)

                                    LUXIQ(TM)

        and its Foam Dollop icon, stylized name, and c-globe design, all as set forth on Exhibit A



In using the trademarks in materials it generates, MGI shall display the marks in a style or size of print distinguishing the mark from any accompanying wording or text.

        SECTION 8.2. MARKING. During the Term of this Agreement and if permitted by FDA regulations, all advertising, detailing and promotional materials related to the Product may include both Connetics' name and logo and MGI's name and logo in a manner approved by the Joint Marketing Team. Neither party will acquire any rights in the other party's name or logo on account of its use in advertising, detailing and promotional materials for the Product. Nothing in this Agreement shall be construed to give either party any rights to use the other party's name or logo outside of the Territory or other than in accordance with this Agreement. Neither party shall distribute information that bears the name of the other party unless the information meets the requirements of this SECTION 8.2, or the other party has consented in writing to the use of its name on the information, except that MGI shall be permitted to distribute and use all materials in any form provided or previously approved by Connetics or the Joint Marketing Committee.

        SECTION 8.3. OWNERSHIP. All proprietary features constituting the trade dress of the Product, including but not limited to the shape and color of the can, cap, label design, the size and configuration of the units in cartons, etc. shall belong exclusively to Connetics. Except as expressly set forth in this
SECTION 8.3, Connetics shall own all copyrights to all advertising, detailing, promotional and training materials as well as all other written materials, audiotapes, videotapes, or other copyrightable materials that are created during the Term of this Agreement in connection with the advertising, detailing, marketing and promotion of the Product, and MGI will and does waive all rights in and to any and all such materials. To the extent necessary, Connetics will contract with, and make all arrangements with, any and all third parties for the creation of any such materials. Connetics shall, and does hereby, grant to MGI a royalty-free license to use and reproduce such materials solely in conjunction with its performance of services pursuant to this Agreement, which license MGI shall not assign or transfer. Any copyrights on promotional and training materials made by or on behalf of MGI and funded solely by MGI shall be owned by MGI. MGI hereby grants to Connetics a perpetual, non-exclusive royalty-free license under such copyrights to reproduce, use and sell such promotional and training materials.

                                    ARTICLE 9
                         REPRESENTATIONS AND WARRANTIES

        SECTION 9.1. REPRESENTATIONS AND WARRANTIES OF CONNETICS. Connetics hereby represents and warrants to MGI as follows:

        (a) Connetics has the corporate power and authority to execute and deliver this Agreement and to perform its obligations thereunder, and the execution, delivery and performance of this Agreement have been duly authorized by Connetics.

        (b) Connetics has the right to grant to MGI the rights and licenses granted under this Agreement.

        (c) To the best of Connetics' knowledge, there are no pending or threatened legal claims relating to the Product, and there is no infringement or threatened infringement of a third party's patent rights with respect to any use or sale of Product in the Territory.

        SECTION 9.2. REPRESENTATION AND WARRANTY OF MGI. MGI hereby represents and warrants to Connetics that MGI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations thereunder, and the execution, delivery and performance of the Agreement have been duly authorized by MGI.

        SECTION 9.3. DISCLAIMER OF WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, CONNETICS MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

        SECTION 9.4. DISCLAIMER OF MGI. Connetics acknowledges that MGI disclaims any warranty, representation or guarantee that MGI's promotion and detailing of the Product as permitted hereunder will generate any particular level of actual prescriptions, or any increase in sales of the Products, as a result of Calls made to MGI Physicians.


                                   ARTICLE 10
                                 INDEMNIFICATION

        SECTION 10.1. CONNETICS INDEMNITY.

        (a) Connetics agrees to indemnify and hold harmless MGI, its Affiliates, and their respective officers, directors, employees and agents from and against any and all damages, claims, liabilities, demands, charges, suits, penalties, costs, expenses and obligations to third parties incurred or arising in connection with (i) the manufacture, advertising, promotion, sale, import or use of the Product, including without limitation, product liability and intellectual property infringement claims, or (ii) breach of any warranty, representation or covenant of Connetics contained in this Agreement; provided, however, Connetics' obligations to indemnify MGI in any action related to a claim that the Product infringes the intellectual property of a third party shall be limited to the amount of actual damages awarded to such third party by a court or arbitrator, as the case may be, and to the reasonable costs and expenses (including reasonable attorneys' fees) of MGI, its Affiliates, and their respective officers, directors, employees and agents in connection with such action. Connetics shall have no indemnification obligation under this
                SECTION 10.1(A) for any claim(s) arising from: (a) any modifications to the Product by MGI where liability would not have occurred but for such modifications; or (b) the negligence or wrongful act of MGI, its officers, agents or employees, including without limitation (i) the detailing and/or promotion of the Product in a manner that is inconsistent with the FDA approval pertaining to the Product, or (ii) any liability arising out of or relating to any representation or statement regarding the Products which is inconsistent with the specifications or product label claims.

        (b) MGI shall give Connetics prompt written notice of the receipt of any claim or the commencement of any action, suit or proceeding for which MGI may seek indemnification under SECTION 10.1(A) (individually or collectively, referred to hereafter as an "Action"), and Connetics shall assume the defense of the Action; provided that MGI complies with any good faith request made by Connetics for assistance in such defense; and provided further that:

                (i) MGI shall have the right at any time to participate in any such Action with counsel of its own choice at MGI's sole expense;

                (ii) if MGI elects for Connetics to defend the Action, then MGI's counsel may participate in all discussions, but shall not be entitled to appear in any legal or judicial proceeding relating to the Action;


                (iii) if Connetics fails to assume the defense within a reasonable time, MGI may assume such defense, and the reasonable fees and expenses of MGI's attorneys will be covered by the indemnity provided for in SECTION 10.1; and

                (iv) if a conflict with respect to legal representation arises which cannot be resolved, and MGI is not prepared to waive such conflict, then MGI shall have the right to obtain separate legal counsel at Connetics' expense; provided, however, Connetics shall have no obligation to pay MGI's expenses in connection with MGI obtaining separate legal counsel in any Action brought by Connetics against MGI or any Action brought by MGI against Connetics.


                Nothing in the foregoing discussion shall give either party the right or authority to settle any Action on behalf of the other party without the other party's written consent.

        (c) LIMITATION OF LIABILITY. EXCEPT FOR (A) ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO SECTION 11.1 OR (B) THE INDEMNITY OBLIGATIONS OF CONNETICS SET FORTH IN
                SECTION 10.1, OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

        SECTION 10.2. MGI INDEMNITY.

        (a) MGI agrees to indemnify and hold harmless Connetics, its Affiliates, and their respective officers, directors, employees and agents from and against any and all damages, claims, liabilities, demands, charges, suits, penalties, costs, expenses and obligations to third parties arising from the negligence or wrongful act of MGI, its officers, agents or employees, including without limitation the detailing and/or promotion of the Product in a manner that is inconsistent with the FDA approval pertaining to the Product.

        (b) Connetics shall give prompt written notice of the receipt of any claim or the commencement of any action, suit or proceeding for which Connetics may seek indemnification under SECTION 10.2(A), and MGI shall assume the defense thereof; provided, however, that Connetics shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense. If MGI fails to assume the defense within a reasonable time, Connetics may assume such defense, and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in SECTION 10.2. No such claim, action, suit or proceeding shall be compromised or settled in any manner that might adversely affect the interests of MGI without the prior written consent of MGI.

        SECTION 10.3. INDEMNITY DISPUTES. In the event that both parties claim indemnification for the same claim, action, suit or proceeding, the provisions of SECTIONS 10.1 and 10.2 shall apply, except that the cost of defense shall be shared equally pending final resolution, at which time the party found to be entitled to indemnification shall also be entitled to reimbursement for any amount paid by it as defense costs, in addition to other amounts recoverable under SECTIONS 10.1 AND 10.2, as the case may be.

                                   ARTICLE 11
                          GENERAL TERMS AND CONDITIONS

        SECTION 11.1. CONFIDENTIALITY.

        (a) In order to facilitate this Agreement it will be necessary for the parties to exchange certain Proprietary Information. Each party agrees to retain the Proprietary Information of the other party in strict confidence and not to disclose or transfer the Proprietary Information to any party or use the Proprietary Information other than as authorized by the terms of this Agreement or otherwise in writing by the discloser. The parties acknowledge that such Proprietary Information can constitute "inside information" for securities purposes and the responsibility to refrain from any unauthorized disclosure, trading or other such use. Each party represents to the other that it maintains policies and procedures designed to prevent unauthorized disclosure of its own Proprietary Information. All employees of a party performing services under this Agreement shall be subject to agreements prohibiting the disclosure of Proprietary Information except on the terms permitted in this Agreement.

        (b) These obligations of confidentiality and non-use shall not apply to Proprietary Information: (a) that was previously known to the recipient as evidenced by recipient's written records, (b) that is lawfully obtained by recipient from a source independent of the disclosing party, (c) that is now or becomes public knowledge other than by breach of this Agreement, or (d) that is legally required to be disclosed under federal or state law, provided that the party or its Affiliate required to make the disclosure takes reasonable steps, consistent with protection it would seek for its own confidential information, to prevent the Proprietary Information from becoming public.

        (c) Each party shall have the right to disclose the Proprietary Information of the other to those of its Affiliates that need the Proprietary Information for the purposes of this Agreement, provided that each such Affiliate agrees to be bound to the other party by the provisions of this ARTICLE 11 and the disclosing party guarantees the performance under this Agreement of any such Affiliate.

        (d) These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

        SECTION 11.2. ARBITRATION AND APPLICABLE LAW. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. In any arbitration pursuant to this SECTION 11.2, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third being appointed by mutual agreement of the two arbitrators appointed by the parties. The place of arbitration shall be Chicago, Illinois. The arbitrators shall apply the law of the State of New York (regardless of that jurisdiction's or any other jurisdiction's choice of law principles).

        SECTION 11.3. NOTICES. Any notice required or permitted by the terms of this Agreement shall be given by overnight carrier, or by registered mail, prepaid and properly addressed, or delivered by hand,

        If to Connetics, to:

                3400 West Bayshore Road
                Palo Alto, California 94303
                Attn.:  President and Chief Executive Officer

        And if to MGI, to:

                Suite 300 E, Opus Center
                9900 Bren Road East
                Minnetonka, MN 55343-9667
                Attn.: President and Chief Executive Officer

or at such other address as either party may designate by notice pursuant to this Section. Any such notice shall be deemed to have been given when received.

        SECTION 11.4. TERM AND TERMINATION.

        (a) Term. The term of this Agreement shall begin on the Effective Date and shall continue, unless terminated sooner in accordance with this Agreement, until thirty (30) months after the Effective Date. This Agreement may be renewed upon the mutual agreement of the parties.

        (b) Termination for Good Cause. Either party may terminate this Agreement for Good Cause effective at any time after providing sixty (60) days written notice and an opportunity to cure during such sixty (60) day period; provided, however, that either party shall have the right to terminate this Agreement immediately upon written notice to the other party if an inability to supply (as described in SECTION 6.4) has continued for six (6) months. If a cure is effected, the notice with respect to such Good Cause shall be null and void.

        (c) Termination for Other Reasons. Either party shall have the right to terminate this Agreement in the event of a large scale recall or withdrawal of the Product from the Territory resulting from a significant safety risk inherent in the Product and not due to tampering, a remediable manufacturing problem, or other defect that can be cured with respect to Product manufactured after such risk is discovered. Termination of this Agreement shall be without prejudice to (i) any remedies that any party may then or thereafter have under this Agreement or at law; (ii) a party's right to receive any payment accrued under the Agreement prior to the termination date but which became payable thereafter; or
                (iii) either party's right to obtain performance of any obligation provided for in this Agreement that survives termination by its terms or by a fair interpretation of this Agreement.

        (d) Effect of Expiration or Termination. Unless otherwise explicitly stated in this Agreement, MGI shall not be entitled to compensation for sales of Product after termination of this Agreement. If either party terminates this Agreement for Good Cause, Connetics shall pay to MGI all of the compensation due MGI under SECTION 5.1 (up to and including any portion of the calendar month in which effective termination occurs, including sums that have accrued but have not yet been paid as of the effective date of termination). If MGI terminates this Agreement for Good Cause, or upon the natural expiration of this Agreement pursuant to SECTION 11.4(A) including any renewal, Connetics (or its successor) shall make payments to MGI of (i) all of the compensation due MGI under SECTION 5.1 (up to and including any portion of the calendar month in which effective termination occurs, including sums that have accrued but have not yet been paid as of the effective date of termination), and (ii) Fifty percent (50%) of the amounts due to MGI pursuant to SECTION 5.1 for sales made thereafter in each quarter (or portion thereof) until one year from the date on which this Agreement terminates.

        SECTION 11.5. ANNOUNCEMENTS/PUBLICITY. Subject to the requirements of law and/or Nasdaq, any announcements or publicity to be made or given in respect of this Agreement by either party shall be subject to the prior approval of the other party (such approval not to be unreasonably withheld or delayed) where such announcement or publicity refers to such other party.

        SECTION 11.6. FORCE MAJEURE. Neither party shall be liable for failure to perform any duty or obligation that party may have under this Agreement where such failure has been occasioned by any force majeure which shall mean and include government regulation, fire, flood, war, public disaster, strike or labor dispute, inevitable accident, national emergency, or any other cause outside the reasonable control of the party having the duty so to perform. Such failure to perform shall only be excusable under the provisions of this Section for so long as, and to the extent that, the same is rendered impossible by force majeure. The party claiming that force majeure has occurred shall send to the other party within five (5) working days of the first occurrence of force majeure full particulars including the date of first occurrence and of the cause or event giving rise to it. Notwithstanding the relief granted to any party by this Section, the relevant party shall nevertheless use its reasonable endeavors in any situation where it has invoked this Section to perform its relevant obligations as soon as possible after force majeure has ceased. If a force majeure event lasts longer than six (6) months, the unaffected party shall have, in addition to the right to terminate this Agreement for Good Cause under
SECTION 11.4, the optional right to continue the Agreement in full force and effect without modification.

        SECTION 11.7. ASSIGNMENT. Unless otherwise agreed this Agreement may not be assigned by either of the parties except in the case of a merger or sale of all the assets of the business related to this Agreement.

        SECTION 11.8. SURVIVAL. The covenants and agreements set forth in
SECTION 4.5(B) and ARTICLES 5 (TO THE EXTENT SPECIFIED IN SECTION 11.4(D)), 9, 10 and 11 shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination.

        SECTION 11.9. NONWAIVER OF RIGHTS. No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

        SECTION 11.10. HEADINGS. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

        SECTION 11.11. VALIDITY OF PROVISIONS AND SEVERABILITY. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and the remainder of this Agreement will remain in full force and effect.

        SECTION 11.12. NO HIRE. During the term of this Agreement and for six
(6) months thereafter, neither party nor its Affiliates shall solicit nor hire any individual in the other party's Sales Force without such party's prior written consent which consent such party may grant in its sole discretion.

        SECTION 11.13. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified except by a writing signed by the parties' authorized representatives.


              [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.


Connetics Corporation,                 MGI Pharma, Inc.
a Delaware corporation                 a Minnesota corporation



By  /s/ T. Wiggans                     By  /s/ C. N. Blitzer
    -------------------------------        ----------------------------------
    Thomas G. Wiggans                      Charles N. Blitzer
    President & Chief Executive            President & Chief Executive Officer
    Officer

                                    Exhibit A

               Foam Dollop icon, stylized logo, and c-globe design